Exhibit 99.1

[FIRST CITIZENS BANCORPORATION LETTERHEAD]

September 13, 2005

Dear Shareholder:

As a shareholder of First Citizens Bancorporation, Inc. (“Bancorporation”), the bank holding company for First Citizens Bank and Trust Company, Inc. and The Exchange Bank of South Carolina, Inc., you are receiving this letter to inform you of a recent decision by your company’s Board of Directors. This decision – to pursue voluntary de-registration of Bancorporation with the Securities and Exchange Commission (SEC)—may affect certain shareholders. Therefore, this letter is being sent to all shareholders to explain this decision, the reasons behind it, and how it may or may not affect you as a shareholder of Bancorporation.

Background Information

Since 1982, Bancorporation has been a public company under the federal securities laws. As a public company, we must comply with extensive disclosure and reporting requirements. These requirements include the preparation and filing of numerous reports with the SEC regarding our financial condition, operations, management and other aspects of our business, all of which must be reviewed by our outside counsel and our independent auditors. The Sarbanes-Oxley Act of 2002 (SOX) significantly increased these reporting requirements.

The SOX legislation added formal requirements for corporate governance and reporting, and the resultant increase in costs has forced Bancorporation’s management and directors to seriously evaluate the benefits of being registered with the SEC. After considerable research and evaluation, we estimate the cost savings associated with voluntary de-registration would be measured in hundreds of thousands of dollars annually.

Additionally, the SOX legislation was designed for ALL public companies, yet the banking industry is already heavily regulated. Even after de-registration, our banks will continue to be examined by the Federal Deposit Insurance Corporation, the South Carolina Commissioner of Banking, and the Federal Reserve Bank of Richmond. Bancorporation will continue to have its annual consolidated financial statements audited by an outside public accounting firm.

In view of these considerations, and particularly in light of the relatively small benefit we believe our shareholders receive as a result of our status as a registered public company, we believe that de-registration by the means described below will provide a more efficient means of using our capital to benefit our shareholders. Accordingly, your Board of Directors has voted to pursue voluntary de-registration with the SEC.

The De-registration Process: What to Expect

De-registration will require us to reduce the number of record holders of our voting common stock to below 300. To accomplish this, we plan to perform a merger transaction that will allow us to cash out shareholders owning a small number of shares. While the company will remain essentially the same as before, the end result of this transaction will be that we will have fewer than 300 shareholders of record for our common stock. This transaction must be approved by two-thirds of our voting shares.

Please understand that we regret this process forces us to reduce the number of shareholders. We do not take the decision to de-register lightly and we ask for your understanding and support as we pursue this transaction.

Under this proposed transaction, record holders of 170 or fewer voting common shares would receive $735.00 in cash for each voting common share that they hold at the transaction date. Holders of more than 170 voting common shares would continue to hold their shares after the transaction. Because state banking law requires a minimum threshold of stock ownership by directors, however, directors of Bancorporation and its bank subsidiaries will retain their shares regardless of their ownership level. The cash out price for each of the voting common shares was established by the Board of Directors based on an independent valuation prepared by our financial consultant, Ryan Beck & Co., Inc.

Those shareholders who hold their shares in “street name” with a broker will be exempt from the cash-out purchase, provided the broker holds, in the aggregate for all of its customers, more than the threshold amount. For example, if a broker holds more than 170 voting common shares, those shares will remain outstanding, even if they are held by several beneficial owners who individually hold 170 or fewer voting common shares.

De-registration Proposal Timeline – What Happens Next

The proposed voluntary de-registration transaction will be presented to shareholders of Bancorporation at a special meeting to be scheduled for December 2005 (all dates are estimates and will be affected by the SEC filing and review process). Please note that this letter is only intended to give you notice of the proposed transaction and is not a request for a proxy or an offer to acquire any of your shares of Bancorporation voting common stock. You will be receiving detailed information in the proxy statement, which will be mailed after the SEC review is completed. You are urged to read the proxy statement and any other relevant documents filed with the SEC. In the meantime, there is no need to send in your stock certificate(s) or take any other formal action until further notice.

In closing, the Board of Directors and Executive Officers of Bancorporation ask for your support with this effort. We also wish to express our appreciation for your ongoing loyalty and commitment to Bancorporation and our banks, both as shareholders and customers. We look forward to continuing to serve you for many years to come. Should you have any questions regarding this matter, please feel free to contact Craig Nix at (803) 733-2659.

Sincerely,

/s/ Jim Apple

Jim Apple

Chairman of the Board, Chief Executive Officer and President

First Citizens Bancorporation, Inc.

Additional Information About the Proxy Statement: We will file a preliminary proxy statement regarding the cash-out merger transaction described above with the SEC and will file a definitive proxy statement upon completion of SEC review. Before making any voting decisions, investors and shareholders are urged to read the proxy statement carefully in its entirety when it becomes available, as it will contain important information about the cash-out merger. A definitive proxy statement will be sent to the shareholders of Bancorporation prior to the special meeting of shareholders seeking their approval of the cash-out merger transaction. Investors and shareholders may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by Bancorporation. Copies of the proxy statement and other documents filed with the SEC may also be obtained for free from Bancorporation by directing a written request to First Citizens Bancorporation, Inc., Post Office Box 29, Columbia South Carolina 29202, Attention: Corporate Secretary, telephone (803) 733-2036.

Bancorporation, its directors, executive officers and certain members of management and employees may be soliciting proxies from shareholders in favor of approval of the cash-out merger. Information regarding such officers and directors is included in Bancorporation’s Proxy Statement for the 2005 Annual Meeting of Shareholders as filed with the SEC.